Exhibit 99.1

HALOZYME REPORTS FULL YEAR 2024 RECORD REVENUE of $1.015 BILLION AND EXCEEDS ITS FINANCIAL GUIDANCE FOR ROYALTY REVENUE, ADJUSTED EBITDA and NON-GAAP DILUTED EPS

Fourth Quarter Total Revenue Increased 30% YOY to $298 million and Royalty Revenue Increased 40% YOY to $170 million

Fourth Quarter Net Income Increased 60% YOY to $137 million; Adjusted EBITDA Increased 61% YOY to $196 million; GAAP EPS Increased 63% YOY to $1.06; non-GAAP EPS Increased 54% YOY to $1.261

Record Full Year 2024 Total Revenue Increased 22% YOY to $1,015 million and Record Royalty Revenue Exceeded Guidance Increasing 27% YOY to $571 million

Full Year 2024 Net Income Increased 58% YOY to $444 million; GAAP EPS Increased 63% YOY to $3.43; Adjusted EBITDA Increased 48% YOY to $632 million and non-GAAP EPS Increased 53% YOY to $4.231, Both Exceeding Guidance

Reiterating 2025 Financial Guidance Ranges for Total Revenue of $1,150 - 1,225 million, Representing YOY Growth of 13% - 21%, Adjusted EBITDA of $755 - $805 million, Representing YOY Growth of 19% - 27% and non-GAAP Diluted EPS of $4.95 - $5.35, Representing YOY Growth of 17% - 26%1

SAN DIEGO, February 18, 2025 -- Halozyme Therapeutics, Inc. (NASDAQ: HALO) (“Halozyme” or the “Company”) today reported its financial and operating results for the fourth quarter and full year ended December 31, 2024, provided an update on its recent corporate activities and reiterated its 2025 financial guidance.

“I am excited to announce that the significant growth we achieved throughout the year culminated in two important milestones for the Company: achievement of more than $1 billion in total revenue and reaching a cumulative one million patients with our ENHANZE drug delivery technology. Our 2024 royalty revenue exceeded guidance driven by continued strong growth of DARZALEX SC and Phesgo, with modest initial contribution from VYVGART Hytrulo resulting from growing adoption and use primarily from its first indication for generalized myasthenia gravis. These three products will continue to drive our 2025 royalty revenues, with VYVGART Hytrulo becoming the largest dollar growth contributor in 2025,” said Dr. Helen Torley, president and chief executive officer of Halozyme.

“I am also pleased that we achieved four additional, significant ENHANZE regulatory product and indication approvals in the U.S. and EU in 2024 for VYVGART Hytrulo for CIDP, Tecentriq Hybreza, Ocrevus Zunovo and Opdivo Qvantiq, positioning Halozyme for strong continued growth, post 2025, once coverage reimbursement and access are fully established,” said Dr. Torley.

“Our leadership position in rapid subcutaneous drug delivery and long-term growth was further fortified with five new ENHANZE nominations from argenx and ViiV and an extension of our ENHANZE patent in Europe out to 2029, with a similar patent submitted in the U.S. Our 2025 guidance reflects our confidence in continuing robust total revenue, royalty revenue, adjusted EBITDA and non-GAAP EPS growth,” Dr. Torley concluded.

Fourth Quarter and Recent Corporate Highlights:
•Reiterating 2025 financial guidance previously announced on January 8, 2025 including total revenue of $1,150 million to $1,225 million, representing year-over-year growth of 13% to 21%, adjusted EBITDA of $755 million to $805 million, representing year-over-year growth of 19% to 27% and non-GAAP diluted earnings per share of $4.95 to $5.35, representing year-over-year growth of 17% to 26%.
•In December 2024, Halozyme entered into an Accelerated Share Repurchase agreement to repurchase $250.0 million of its common stock under the $750 million approved program from February 2024.

Fourth Quarter and Recent Partner Highlights:
•In February 2025, Janssen-Cilag International NV, a Johnson & Johnson company, received a positive opinion from the Committee for Medicinal Products for Human Use (CHMP) of the European Medicines Agency recommending an extension of marketing authorization for a subcutaneous (“SC”) formulation of RYBREVANT® (amivantamab) with ENHANZE® in combination with LAZCLUZE® (lazertinib) for the first-line treatment of adult patients with advanced non-small cell lung cancer (NSCLC) with epidermal growth factor receptor (EGFR) exon 19 deletions or exon 21 L858R substitution mutations, and as a monotherapy for the treatment of adult patients with advanced NSCLC with activating EGFR exon 20 insertion mutations after failure of platinum-based therapy.
•In December 2024, Bristol Myers Squibb announced the U.S Food and Drug Administration (“FDA”) approved Opdivo® Qvantig (nivolumab and hyaluronidase-nvhy) with ENHANZE® for SC use in most previously approved adult, solid tumor IV Opdivo® (nivolumab) indications resulting in the recognition of a $20.0 million milestone payment, and in January 2025, Opdivo® Qvantig was made available to patients.
•In December 2024, argenx announced the Ministry of Health, Labour and Welfare (“MHLW”) in Japan approved VYVDURA® for the treatment of patients with chronic inflammatory demyelinating polyneuropathy (“CIDP”).
•In December 2024, Takeda announced the MHLW in Japan approved HYQVIA® with ENHANZE for patients with agammaglobulinemia or hypogammaglobulinemia disorders characterized by very low or absent levels of antibodies and an increased risk of serious recurring infection caused by primary immunodeficiency or secondary immunodeficiency.
•In November 2024, Zai Lab Limited (argenx commercial partner for China) announced the National Medical Products Administration approved VYVGART® Hytrulo for the treatment of patients with CIDP.
•In November 2024, Janssen announced the submission of regulatory applications to the FDA and European Medicines Agency (“EMA”) seeking approval of a new indication for DARZALEX FASPRO® in the U.S. and DARZALEX® SC in the EU as a monotherapy for the treatment of adult patients with high-risk smoldering multiple myeloma.
•In October 2024, argenx initiated two studies evaluating VYVGART® Hytrulo with ENHANZE®, a Phase 3 study for adult patients with ocular myasthenia gravis and a Phase 2 study for kidney transplant recipients with antibody mediated rejection.

•In October 2024, Janssen announced the European Commission approved DARZALEX® SC for the treatment of patients newly diagnosed with multiple myeloma who are eligible for autologous stem cell transplant in combination with bortezomib, lenalidomide and dexamethasone.

Fourth Quarter and Full Year 2024 Financial Highlights:
•Revenue was $298.0 million, compared to $230.0 million in the fourth quarter of 2023. The 30% year-over-year increase was primarily driven by royalty revenue growth and higher revenues under collaborative agreements mainly due to the timing of milestones achieved. Revenue for the quarter included $170.4 million in royalties, an increase of 40% compared to $122.1 million in the fourth quarter of 2023, primarily attributable to increases in revenue of DARZALEX® SC, VYVGART® Hytrulo and Phesgo®.
Total revenue for the full year was $1,015.3 million, compared to $829.3 million in 2023, representing 22% year-over-year growth. The increase was primarily driven by royalty revenue growth, higher revenues under collaborative agreements mainly due to the timing of milestones achieved and higher sales of our proprietary products.
•Cost of sales was $42.1 million, compared to $52.3 million in the fourth quarter of 2023. The decrease was primarily due to lower bulk rHuPH20 sales.
Cost of sales for the full year was $159.4 million, compared to $192.4 million in 2023. The decrease was primarily due to lower bulk rHuPH20 and device sales, partially offset by higher proprietary product sales.
•Amortization of intangibles expense was $17.8 million, compared to $17.8 million in the fourth quarter of 2023.
Amortization of intangibles expense for the full year was $71.0 million, compared to $73.8 million in 2023. The decrease was primarily due to an impairment charge of $2.5 million recognized in the prior year to fully impair the TLANDO® product rights intangible asset.
•Research and development expense was $20.4 million, compared to $21.3 million in the fourth quarter of 2023.
Research and development expense for the full year was $79.0 million, compared to $76.4 million in 2023. The increase was primarily due to planned investments in ENHANZE® related to the development of our new high-yield rHuPH20 manufacturing processes.
•Selling, general and administrative expense was $42.2 million, compared to $37.6 million in the fourth quarter of 2023. The increase was primarily due to increased compensation expense and consulting and professional service fees.
Selling, general and administrative expense for the full year was $154.3 million, compared to $149.2 million in 2023. The increase was primarily due to increased compensation expense and consulting and professional service fees, partially offset by planned reductions in commercial marketing expense.
•Operating income was $175.5 million, compared to $101.0 million in the fourth quarter of 2023.
Operating income for the full year was $551.5 million, compared to $337.6 million in 2023.
•Net income was $137.0 million, compared to $85.4 million in the fourth quarter of 2023.
Net income for the full year was $444.1 million, compared to $281.6 million in 2023.
•EBITDA was $195.8 million, compared to $121.7 million in the fourth quarter of 2023. Adjusted EBITDA was $195.8 million, compared to $121.7 million in the fourth quarter of 2023.1
EBITDA for the full year was $632.2 million, compared to EBITDA of $435.6 million in 2023. Adjusted EBITDA for the full year was $632.2 million, compared to $426.2 million in 2023.1

•GAAP diluted earnings per share was $1.06, compared to $0.65 in the fourth quarter of 2023. Non-GAAP diluted earnings per share was $1.26, compared to $0.82 in the fourth quarter of 2023.1
GAAP diluted earnings per share for the full year was $3.43, compared to $2.10 in 2023. Non-GAAP diluted earnings per share for the full year was $4.23, compared to $2.77 in 2023.1
•Cash, cash equivalents and marketable securities were $596.1 million on December 31, 2024, compared to $336.0 million on December 31, 2023. The increase was primarily a result of cash generated from operations.

Financial Outlook for 2025
The Company is reiterating its financial guidance for 2025, which was initially provided on January 8, 2025. For the full year 2025, the Company expects:

•Total revenue of $1,150 million to $1,225 million, representing growth of 13% to 21% over 2024 total revenue, primarily driven by increases in royalty revenue and product sales from XYOSTED®.
•Revenue from royalties of $725 million to $750 million, representing growth of 27% to 31% over 2024.
•Adjusted EBITDA of $755 million to $805 million, representing growth of 19% to 27% over 2024.
•Non-GAAP diluted earnings per share of $4.95 to $5.35, representing growth of 17% to 26% over 2024. The Company’s earnings per share guidance does not consider the impact of potential future share repurchases.

Table 1. 2025 Financial Guidance

Guidance Range
Total Revenue	$1,150 to $1,225 million
Royalty Revenue	$725 to $750 million
Adjusted EBITDA	$755 to $805 million
Non-GAAP Diluted EPS	$4.95 to $5.35
1 Adjusted EBITDA and non-GAAP Diluted EPS are non-GAAP financial measures. See “Note Regarding Use of Non-GAAP Financial Measures” below for an explanation of these measures.

Webcast and Conference Call
Halozyme will host its Quarterly Update Conference Call for the fourth quarter and full year ended December 31, 2024 today, Tuesday, February 18, 2025 at 1:30 p.m. PT/4:30 p.m. ET. The conference call may be accessed live with pre-registration via link: https://registrations.events/direct/Q4I7813760. The call will also be webcast live through the “Investors” section of Halozyme’s corporate website and a recording will be made available following the close of the call. To access the webcast and additional documents related to the call, please visit Halozyme.com.

About Halozyme
Halozyme is a biopharmaceutical company advancing disruptive solutions to improve patient experiences and outcomes for emerging and established therapies. As the innovators of ENHANZE® drug delivery technology with the proprietary enzyme rHuPH20, Halozyme’s commercially-validated solution is used to facilitate the subcutaneous delivery of injected drugs and fluids, with the goal of improving the patient experience with rapid subcutaneous delivery and reduced treatment burden. Having touched one million patient lives in post-marketing use in nine commercialized products across more than 100 global markets, Halozyme has licensed its ENHANZE® technology to leading pharmaceutical and biotechnology companies including Roche, Takeda, Pfizer, Janssen, AbbVie, Eli Lilly, Bristol-Myers Squibb, argenx, ViiV Healthcare, Chugai Pharmaceutical and Acumen Pharmaceuticals.
Halozyme also develops, manufactures and commercializes, for itself or with partners, drug-device combination products using its advanced auto-injector technologies that are designed to provide commercial or functional advantages such as improved convenience, reliability and tolerability, and enhanced patient comfort and adherence. The Company has two commercial proprietary products, Hylenex® and XYOSTED®, partnered commercial products and ongoing product development programs with Teva Pharmaceuticals and Idorsia Pharmaceuticals.
Halozyme is headquartered in San Diego, CA and has offices in Ewing, NJ and Minnetonka, MN. Minnetonka is also the site of its operations facility.
For more information visit www.halozyme.com and connect with us on LinkedIn and Twitter.

Note Regarding Use of Non-GAAP Financial Measures
In addition to disclosing financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), this press release and the accompanying tables contain certain non-GAAP financial measures. The Company reports earnings before interest, taxes, depreciation, and amortization (“EBITDA”), adjusted EBITDA, Non-GAAP diluted earnings per share, Non-GAAP diluted shares, and guidance with respect to those measures, in addition to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. The Company calculates non-GAAP diluted earnings per share excluding share-based compensation expense, amortization of debt discounts, intangible asset amortization, one-time changes, if any, such as changes in contingent liabilities, inventory adjustments, impairment charges, and certain adjustments to income tax expense. The Company calculates non-GAAP diluted shares excluding the dilutive impact of convertible notes which is used in calculating non-GAAP diluted earnings. The Company calculates EBITDA excluding interest, taxes, depreciation and amortization. The Company calculates adjusted EBITDA excluding one-time items, if any, such as changes in contingent liabilities, inventory adjustments, impairment charges and transaction costs for business combinations. Reconciliations between GAAP and Non-GAAP financial measures are included at the end of this press release. The Company does not provide reconciliations of forward-looking adjusted measures to GAAP due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, including adjustments that could be made for changes in share-based compensation expense and the effects of any discrete income tax items. For the same reasons, the Company is unable to address the probable significance of the unavailable information. The Company provides non-GAAP financial measures that it believes will be achieved, however it cannot accurately predict all of the components of the adjusted calculations and the U.S. GAAP measures may be materially different than the non-GAAP measures.
The Company evaluates other items of income and expense on an individual basis for potential inclusion in the calculation of Non-GAAP financial measures and considers both the quantitative and qualitative aspects of the item, including (i) its size and nature, (ii) whether or not it relates to the Company’s ongoing business operations and (iii) whether or not the Company expects it to occur as part of the Company’s normal business on a regular basis. Non-GAAP financial measures do not have any standardized meaning and are therefore unlikely to be comparable to similarly titled measures presented by other companies. These non-GAAP financial measures are not meant to be considered in isolation and should be read in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP, and are not prepared under any comprehensive set of accounting rules or principles. In addition, from time to time in the future there may be other items that the Company may exclude for purposes of its non-GAAP financial measures, and the Company may in the future cease to exclude items that it has historically excluded for purposes of its non-GAAP financial measures.
The Company considers these non-GAAP financial measures to be important because they provide useful measures of the operating performance of the Company, exclusive of factors that do not directly affect what the Company considers to be its core operating performance, as well as unusual events. The non-GAAP measures also allow investors and analysts to make additional comparisons of the operating activities of the Company’s core business over time and with respect to other companies, as well as assessing trends and future expectations. The Company uses non-GAAP financial information in assessing what it believes is a meaningful and comparable set of financial performance measures to evaluate operating trends, as well as in establishing portions of our performance-based incentive compensation programs.

Safe Harbor Statement
In addition to historical information, the statements set forth in this press release include forward-looking statements including, without limitation, statements concerning the Company’s financial performance (including the Company’s expected financial outlook for 2025) and expectations for future growth, profitability, total revenue, royalty revenue, EBITDA, Adjusted EBITDA, and non-GAAP diluted earnings-per-share and potential share repurchases under its share repurchase program. Forward-looking statements regarding the Company’s ENHANZE® drug delivery technology may include the possible benefits and attributes of ENHANZE®, its potential application to aid in the dispersion and absorption of other injected therapeutic drugs and facilitating more rapid delivery and administration of higher volumes of injectable medications through subcutaneous delivery and the expected expiration date of our ENHANZE® patent in Europe. Forward-looking statements regarding the Company’s business may include potential growth and receipt of royalty and milestone payments driven by our partners’ development and commercialization efforts, potential new clinical trial study starts and clinical data, regulatory submissions and product launches, the size and growth prospects of our partners’ drug franchises, potential new or expanded collaborations and collaborative targets and regulatory review, and potential approvals of new partnered or proprietary products, and the potential timing of these events. These forward-looking statements are typically, but not always, identified through use of the words “expect,” “believe,” “enable,” “may,” “will,” “could,” “intends,” “estimate,” “anticipate,” “plan,” “predict,” “probable,” “potential,” “possible,” “should,” “continue,” and other words of similar meaning and involve risk and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Actual results could differ materially from the expectations contained in these forward-looking statements as a result of several factors, including unexpected levels of revenues, expenditures and costs, unexpected delays in the execution of the Company’s share repurchase program, unexpected results or delays in the growth of the Company’s business, or in the development, regulatory review or commercialization of the Company’s partnered or proprietary products, regulatory approval requirements, unexpected termination of the European ENHANZE® patent prior to the date of expiration, unexpected adverse events or patient outcomes and competitive conditions. These and other factors that may result in differences are discussed in greater detail in the

Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission. Except as required by law, the Company undertakes no duty to update forward-looking statements to reflect events after the date of this release.
Contacts:
Tram Bui
VP, Investor Relations and Corporate Communications
609-333-7668
tbui@halozyme.com

Samantha Gaspar
Teneo
212-886-9356
samantha.gaspar@teneo.com

Footnotes:
1. Reconciliations between GAAP reported and non-GAAP financial information for actual results are provided at the end.

Halozyme Therapeutics, Inc.
Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2024	2023	2024	2023
Revenues
Royalties	$170,419	$122,052	$570,991	$447,865
Product sales, net	79,364	79,602	303,492	300,854
Revenues under collaborative agreements	48,225	28,385	140,841	80,534
Total revenues	298,008	230,039	1,015,324	829,253
Operating expenses
Cost of sales	42,055	52,298	159,417	192,361
Amortization of intangibles	17,762	17,762	71,049	73,773
Research and development	20,441	21,336	79,048	76,363
Selling, general and administrative	42,249	37,608	154,335	149,182
Total operating expenses	122,507	129,004	463,849	491,679
Operating income	175,501	101,035	551,475	337,574
Other income (expense)
Investment and other income, net	7,253	5,360	23,752	16,317
Contingent liability fair value measurement gain	—	—	—	13,200
Interest expense	(4,540)	(5,220)	(18,095)	(18,762)
Income before income tax expense	178,214	101,175	557,132	348,329
Income tax expense	41,202	15,787	113,041	66,735
Net income	$137,012	$85,388	$444,091	$281,594

Earnings per share
Basic	$1.08	$0.66	$3.50	$2.13
Diluted	$1.06	$0.65	$3.43	$2.10

Weighted average common shares outstanding
Basic	126,406	129,054	126,827	131,927
Diluted	128,980	131,035	129,424	134,197

Halozyme Therapeutics, Inc.
Consolidated Balance Sheets
(Unaudited)
(In thousands)

	December 31, 2024	December 31, 2023
ASSETS
Current assets
Cash and cash equivalents	$115,850	$118,370
Marketable securities, available-for-sale	480,224	217,630
Accounts receivable, net and contract assets	308,455	234,210
Inventories	141,860	127,601
Prepaid expenses and other current assets	38,951	48,613
Total current assets	1,085,340	746,424
Property and equipment, net	75,035	74,944
Prepaid expenses and other assets	80,596	17,816
Goodwill	416,821	416,821
Intangible assets, net	401,830	472,879
Deferred tax assets, net	3,855	4,386
Total assets	$2,063,477	$1,733,270

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$10,249	$11,816
Accrued expenses	128,851	100,678
Total current liabilities	139,100	112,494
Long-term debt, net	1,505,798	1,499,248
Other long-term liabilities	54,758	37,720
Total liabilities	1,699,656	1,649,462

Stockholders’ equity
Common stock	123	127
Additional paid-in capital	—	2,409
Accumulated other comprehensive income (loss)	3,829	(9,278)
Retained earnings	359,869	90,550
Total stockholders’ equity	363,821	83,808
Total liabilities and stockholders’ equity	$2,063,477	$1,733,270

Halozyme Therapeutics, Inc.
GAAP to Non-GAAP Reconciliations
EBITDA
(Unaudited)
(In thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2024	2023	2024	2023
GAAP Net Income	$137,012	$85,388	$444,091	$281,594
Adjustments
Investment and other income, net	(7,320)	(5,360)	(24,356)	(16,317)
Interest expense	4,540	5,220	18,095	18,762
Income tax expense	41,202	15,787	113,041	66,735
Depreciation and amortization	20,415	20,693	81,312	84,856
EBITDA	195,849	121,728	632,183	435,630
Adjustments
Gain on changes in fair value of contingent liability(1)	—	—	—	(13,200)
Inventory write-off(2)	—	—	—	3,509
Transaction costs for business combinations(3)	—	—	—	278
Adjusted EBITDA	$195,849	$121,728	$632,183	$426,217

(1)Amount relates to fair value gain on contingent liability due to the termination of the TLANDO license agreement in September 2023 (“TLANDO Termination”).
(2)Amount relates to inventory write-off due to TLANDO Termination and amortization of the inventory step-up associated with purchase accounting for the prior year acquisition of Antares Pharma, Inc. ("Antares").
(3)Amounts represent incremental costs including legal fees, accounting fees and advisory fees incurred for the Antares acquisition.

Halozyme Therapeutics, Inc.
GAAP to Non-GAAP Reconciliations
Diluted EPS
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2024	2023	2024	2023
GAAP Diluted EPS	$1.06	$0.65	$3.43	$2.10
Adjustments
Share-based compensation	0.09	0.07	0.34	0.27
Amortization of debt discount	0.01	0.01	0.06	0.05
Amortization of intangible assets	0.14	0.14	0.55	0.53
Amortization of inventory step-up at fair value(1)	—	—	—	0.02
Prior income tax benefit adjustments	—	(0.04)	—	(0.04)
TLANDO Related Adjustments
Gain on changes in fair value of contingent liability(2)	—	—	—	(0.10)
Inventory write-off(2)	—	—	—	0.03
Impairment charge of TLANDO product rights intangible assets(2)	—	—	—	0.02
Income tax effect of above adjustments(3)	(0.04)	(0.01)	(0.14)	(0.12)
Non-GAAP Diluted EPS	$1.26	$0.82	$4.23	$2.77

GAAP Diluted Shares	128,980	131,035	129,424	134,197
Adjustments
Adjustment for dilutive impact of senior 2028 Convertible Notes(4)	—	—	(74)	—
Non-GAAP Diluted Shares	128,980	131,035	129,350	134,197
Dollar amounts, as presented, are rounded. Consequently, totals may not add up.
(1)Amounts relate to amortization of the inventory step-up associated with purchase accounting for the Antares acquisition.
(2)Amounts relate to fair value gain on contingent liability, inventory write-off and impairment of TLANDO product rights intangible assets due to the TLANDO Termination.
(3)Adjustments relate to taxes for the reconciling items, as well as excess benefits or tax deficiencies from stock-based compensation, and the quarterly impact of other discrete items.
(4)Adjustment made for the dilutive effect of our Convertible Senior Notes due 2028 when the effect is not the same on a GAAP and non-GAAP basis for the reporting period.